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Exhibit 99.1




Media Contact:  Peter Thonis, 972-507-5367, peter.thonis@hq.gte.com


                                                                   Jan. 25, 1999




SUMMARY:  GTE TO OFFER FOR SALE ITS GOVERNMENT SYSTEMS OPERATION.


IRVING, Texas - GTE Corporation said today that it is offering for sale its Government Systems subsidiary, a long-time leader in defense telecommunications and Federal information systems. The proposed sale is part of a corporate program announced in April 1998 that will generate in excess of $3 billion in after-tax proceeds for the implementation of high-growth strategic initiatives in GTE's core business operations.

         GTE Government Systems, headquartered in Needham, Mass., has 7,000 employees at facilities and field offices in 23 states, the District of Columbia, and several foreign countries. In 1998, Government Systems had revenues of $1.4 billion - or about 5 percent of GTE's revenues.

         Government Systems specializes in telecommunications, information and intelligence systems; electronic defense systems; network and systems integration; tactical and strategic communication systems; and engineering services, logistic support, and the operation and maintenance of telecommunication and information systems worldwide. The unit has international contracts in more than 20 countries.

         GTE has retained Bear, Stearns & Co. Inc. to assist in matters pertaining to the sale.

         This proposed sale is part of GTE's previously announced plans to further sharpen its strategic focus by selling or trading approximately 1.6 million access lines within its domestic telephone operations and divesting its GTE Airfone subsidiary. It is unrelated to GTE's proposed merger with Bell Atlantic Corporation.



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GTE-2

         "Government Systems is an excellent performer in its specific businesses," said GTE Chairman and CEO Charles R. Lee. "However, we must now focus all our resources on fulfilling our strategic objective, which is to be a full-service telecommunications company offering one-stop shopping for local telephone, long distance, Internet access, wireless, video, and other services in the commercial marketplace, both domestically and internationally."

         GTE President Kent Foster described the sale of Government Systems as a potential "win-win" for GTE and any new owner.

         "With the right buyer, both parties would enhance shareholder value by achieving a strategic fit with better operational and marketing synergy," Foster said.

         Foster also stressed that GTE is looking for a buyer with a strong commitment to customers and employees. "Government Systems' principal asset is its employees, their high skill level and their focus on customer needs. That's a rare combination and a resource both GTE and the acquiring company will want to preserve," he said.

         It is GTE's intent that potential buyers agree to hire all GSC employees in the same or comparable positions at the same or reasonably comparable salaries and benefits.

         Government Systems grew its business from a small operation designing and building specialty radios and switches to the billion-dollar market leader it is today through a series of increasingly large government contracts. Today, the business is comprised of several hundred major contracts providing return on investment of more than 30 percent and a backlog of orders totaling about $1.1 billion.

ABOUT GTE

With 1997 revenues of more than $23 billion, GTE is one of the world's largest telecommunications companies and a leading provider of integrated telecommunications services. In the United States, GTE provides local service in 28 states and wireless service in 17 states; nationwide long-distance service and internetworking services ranging from dial-up Internet access for residential and small business consumers to Web-based applications for Fortune 500 companies; as well as video service in selected markets.



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